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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Ahrenberg                       Staffan
--------------------------------------------------------------------------------
    (Last)                           (First)             (Middle)

                                3840 Bank Street
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                                    (Street)

     Baltimore,                      Maryland              21224
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    (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     I.C. Isaacs & Company, Inc. (ISAC.OB)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     12/19/2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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

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

      Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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
Stock
Option
(right                                                        12/19/   12/19/
to buy)(1)   $0.58   12/19/2002        A         30,000       2004     2012     (2)       30,000          30,000     D
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====================================================================================================================================

Explanation of Responses:

(1) I.C. Isaacs & Company, Inc. (the "Company") granted the Stock Option pursuant to the I.C. Isaacs & Company, Inc. Amended and Restated Omnibus Stock Plan.

(2) The title of the security underlying the Stock Option is the common stock, par value $0.0001 per share, of the Company.

(3) A Confirming Statement authorizing Steven Dreyer to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, is annexed as an exhibit to this report on Form 4, Statement of Changes in Beneficial Ownership.

                                Staffan Ahrenberg               January 30, 2003
                         -------------------------------        ----------------
                         **Signature of Reporting Person              Date

                         By:    /s/ Steven Dreyer
                            --------------------------
                             authorized signatory (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                              Confirming Statement

      This statement confirms that the undersigned, Staffan Ahrenberg, has authorized and designated Steven D. Dreyer to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in the securities of I.C. Isaacs & Company, Inc.

      The authority of Steven D. Dreyer under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in the securities of I.C. Isaacs & Company, Inc., unless earlier revoked in writing.

      The undersigned acknowledges that Steven D. Dreyer is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Act of 1934.


Dated: January 29, 2003                                 /s/ Staffan Ahrenberg
                                                  ------------------------------
                                                        Staffan Ahrenberg